MINISTRY OF INDUSTRY, INVESTMENT & COMMERCE (MIIC)
4 St. Lucia Avenue, Kingston 5, Jamaica W.I.
Tel: (876)968-7116 Fax: (876)960-7422
Email: communications@miic.gov.jm Website: http://www.miic.gov.jm

September 28, 2010

Quadra Energy Systems Inc.
6130 Elton Avenue
Las Vegas, 89107
USA

Dear Sirs

I write in reference to your letter of August 26, 2010.

Thank you for bringing me up-to-date since my visit, on plans and preparatory work to establish a Waste to Energy plant in Jamaica, in the very near future.

I further note that Imex International Corporation is the affiliate Company who will undertake the local aspects of operations in Jamaica.

As Minister with portfolio responsibility for Industry, Investment and Commerce, I commend you on this vision and would like you to know that there is an eagerness to assist in whatever way, in order to bring this project to fruition.

Yours sincerely
MINISTRY OF INDUSTRY, INVESTMENT & COMMERCE

Karl Samuda
Minister

KS/AL/al